DMC  Dynamic Materials
     Corporation

            Group SNPE


FOR IMMEDIATE RELEASE                                                  CONTACT:
June 6, 2005                                                         Geoff High
                                         Pfeiffer High Investor Relations, Inc.
                                                                   303-393-7044

              DYNAMIC MATERIALS CORPORATION DECLARES CASH DIVIDEND

BOULDER, Colo. June 6, 2005 - Dynamic Materials Corporation (DMC) (Nasdaq:
BOOM), the world's leading provider of explosion-bonded clad metal plates and associated services, today announced that the board of directors has declared an annual cash dividend of $0.20 per share. The dividend will be paid to stockholders of record at the close of business on June 24, 2005.

Yvon Cariou, president and CEO, said, "DMC's long-term stockholders have benefited from the record financial performance we have achieved in recent quarters. Groupe SNPE, our majority stockholder, has informed us of its intent to convert a $1.2 million note previously issued by the Company into 200,000 shares of DMC common stock. This debt conversion will reduce our term debt by approximately 25% and further enhance our financial strength."

After the debt conversion transaction is completed later this month, Groupe SNPE will own approximately 52% of DMC's shares.

"We are very pleased with our recent performance and remain fully committed to the continued growth of our business," Cariou said. "As I have mentioned previously, we see a broad range of expansion opportunities before us and believe we are well positioned to pursue them."

At the Company's Annual Meeting held June 3, 2005, DMC stockholders approved the election of all nominees to the board of directors. The nominees included Mr. Bernard Zeller, who joins the board this year and is currently senior vice president of strategy and development of Groupe SNPE.

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products include explosion-bonded clad metal plates and other metal fabrications for use in a variety of industries, including petrochemicals, refining, hydrometallurgy, aluminum smelting and shipbuilding. The Company operates two business segments: the Explosive Metalworking Group, which uses proprietary explosive processes to fuse dissimilar metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. With more than 30 years of international experience, DMC has captured a commanding share of the worldwide market for explosion-bonded clad metals. For more information, visit the Company's website at www.dynamicmaterials.com.


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Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the Company's facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2004.

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